Exhibit 10.9.2

# THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
## STANDARD BAREBOAT CHARTER
CODE NAME: "BARECON 89"

PART I

| Box | Particulars |
|---|---|
| 1. Shipbroker | N/A |
| 2. Place and date | SINGAPORE 24th September 1992 |
| 3. Owners/Place of business | INTERNATIONAL CABLESHIP PTE LTD<br>Katong Submarine Cable Station<br>375 Tanjong Katong Road<br>SINGAPORE 1543 |
| 4. Bareboat charterers (Charterers)/Place of business | CABLE & WIRELESS (MARINE) LTD<br>East Saxon House<br>27 Duke Street<br>Chelmsford, Essex CM1 1HT<br>ENGLAND |
| 5. Vessel's name, Call Sign and Flag (Cl. 9(c)) | See Clause 28 |
| 6. Type of Vessel | Cableship |
| 7. GRT/NRT | See Part III |
| 8. When/Where built | See Part III |
| 9. Total DWT (abt.) in metric tons on summer freeboard | See Part III |
| 10. Class (Cl. 9) | See Part III |
| 11. Date of last special survey by the Vessel's classification society | N/A |
| 12. Further particulars of Vessel (also indicate minimum number of months' validity of class certificates agreed acc. to Cl. 14) | See Part III |
| 13. Port or Place of delivery (Cl. 2) | Port of Building |
| 14. Time for delivery (Cl. 3) | N/A |
| 15. Cancelling date (Cl. 4) | N/A |
| 16. Port or Place of redelivery (Cl. 14) | Singapore |
| 17. Running days' notice if other than stated in Cl. 3 | N/A |
| 18. Frequency of dry-docking if other than stated in Cl. 9(f) | Not less than once in every two years |
| 19. Trading Limits (Cl. 5) | Worldwide within Institute Warranty Limits and Vessel's trading certificates at any time |
| 20. Charter period | See Clause 30 |
| 21. Charter hire (Cl. 10) | See Clause 29 |
| 22. Rate of interest payable acc. to Cl. 10(f) and, if applicable, acc. to PART IV | See Clause 29 |
| 23. Currency and method of payment (Cl. 10) | See Clause 29 |

First issued by The Baltic and International Maritime Council (BIMCO), Copenhagen in 1974 as "Barecon 'A'" and "Barecon 'B'". Revised and amalgamated 1989

Copyright, published by The Baltic and International Maritime Council (BIMCO), Copenhagen, September 1989

-1-

(continued)

(continued) "BARECON 89" Standard Bareboat Charter PART I

| | |
|---|---|
| 24. Place of payment; also state beneficiary and bank account (Cl. 10)<br>See Clause 29 | 25. Bank guarantee/bond (sum and place) (Cl. 22) (optional)<br>N/A |
| 26. Mortgage(s), if any, (state whether Cl. 11(a) or (b) applies; if 11(b) applies state date of Deed(s) of Covenant and name of Mortgagee(s)/Place of business) (Cl. 11)<br>Clause 11 (b)<br>To be supplied by Owners before Delivery | 27. Insurance (marine and war risks) (state value acc. to Cl. 12(f) or, if applicable, acc. to Cl. 13(k)) (also state if Cl. 13 applies)<br>To be agreed |
| 28. Additional insurance cover, if any, for Owners' account limited to (Cl. 12(b)) or, if applicable, (Cl. 13(g))<br>To be agreed | 29. Additional insurance cover, if any, for Charterers' account limited to (Cl. 12(b)) or, if applicable, (Cl. 13(g))<br>To be agreed |
| 30. Latent defects (only to be filled in if period other than stated in Cl. 2)<br>N/A | 31. War cancellation (indicate countries agreed) (Cl. 24)<br>N/A |
| 32. Brokerage commission and to whom payable (Cl. 25)<br>N/A | |
| 33. Law and arbitration (state 26.1., 26.2., or 26.3. of Cl. 26 as agreed; if 26.3. agreed, also state place of arbitration) (Cl. 26)<br>See Clause 36 | 34. Number of additional clauses covering special provisions, if agreed<br>Clauses 27 to 36 inclusive |
| 35. Newbuilding Vessel (indicate with "yes" or "no" whether Part III applies) (optional)<br>Yes | 36. Name and place of Builders (only to be filled in if Part III applies)<br>Kvaerner Masa - yards Inc<br>Helsinki, Finland |
| 37. Vessel's Yard Building No. (only to be filled in if Part III applies)<br>1322 | 38. Date of Building Contract (only to be filled in if Part III applies)<br>24th September 1992 |
| 39. Hire/Purchase agreement (indicate with "yes" or "no" whether Part IV applies) (optional)<br>No | 40. Bareboat Charter Registry (indicate with "yes" or "no" whether Part V applies) (optional)<br>No |
| 41. Flag and Country of the Bareboat Charter Registry (only to be filled in if Part V applies)<br>N/A | 42. Country of the Underlying Registry (only to be filled in if Part V applies)<br>N/A |

PREAMBLE. – It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and shall only form part of this Charter if expressly agreed and stated in the Boxes 35, 39 and 40. If PART III and/or PART IV and/or PART V apply, it is further mutually agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

| | |
|---|---|
| Signature (Owners) | Signature (Charterers) |

Printed and sold by Fr. G. Knudtzons Bogtrykkeri A/S, 55 Toldbodgade, DK-1253 Copenhagen K, Telefax +45 33 93 11 84
by authority of The Baltic and International Maritime Council (BIMCO), Copenhagen

–2–

PART II

“BARECON 89” Standard Bareboat Charter

1.	Definitions

In this Charter, the following terms shall have the meanings hereby assigned to them:

“The Owners” shall mean the person or company registered as Owners of the Vessel.

“The Charterers” shall mean the Bareboat charterers and shall not be construed to mean a time charterer or a voyage charterer.

5.	Trading Limits

The Vessel shall be employed in lawful trades within the trading limits indicated in Box 19.

The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the instruments of insurance (including any warranties expressed or implied therein) without first obtaining the consent to such employment of the Insurers and complying with such requirements as to extra premium or otherwise as the insurers may prescribe. If required, the Charterers shall keep the Owners and the Mortgagees advised of the intended employment of the Vessel.

The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners’ prior approval has been obtained to loading thereof.

7.	Inspection

Inspection.—The Owners shall have the right at any time to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being property repaired and maintained. Inspection or survey in dry-dock shall be made only when the Vessel shall be in dry-dock for the Charterers’ purpose. However, the Owners shall have the right to require the Vessel to be dry-docked for inspection it the Charterers are not docking her at normal classification intervals. The fees for such inspection or survey shall in the event of the Vessel being found to be in the condition provided in Clause 9 of this Charter be payable by the Owners and shall be paid by the Charterers only in the event of the Vessel being found to require repairs or maintenance in order to achieve the condition so provided. All time taken in respect of inspection, survey or repairs shall count as time on hire and shall form part of the Charter period.

The Charterers shall also permit the Owners to inspect the Vessel’s log books whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel. For the purpose of this Clause, the Charterers shall keep the Owners advised of the intended employment of the Vessel.

8.	Inventories and Consumable Oil and Stores

A complete inventory of the Vessel’s entire equipment, outfit, appliances and of all consumable stores on board the Vessel shall be made by the Charterers in conjunction with the Owners on delivery and again on redelivery of the Vessel. The Charterers and the Owners, respectively, shall at the time of delivery and redelivery take over and pay for all bunkers, lubricating oil, water and unbroached provisions, paints, oils, ropes and other consumable stores in the said Vessel at the then current market prices at the ports of delivery and redelivery, respectively.

9.	Maintenance and Operation

(a) The Vessel shall during the charter period be in the full possession and at the absolute disposal for all lawful purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and, except as provided for in Clause 13 (I), they shall keep the Vessel with unexpired classification of the class indicated in Box 10 and with other required certificates in force at all times.

The Charterers to take immediate steps to have the necessary repairs done within a reasonable time failing which the Owners shall have the right of withdrawing the Vessel from the service of the Charterers without noting any protest and without prejudice to any claim the Owners may otherwise have against the Charterers under the Charter.

The Charterers are required to establish and maintain financial security or responsibility in respect of oil or other pollution damage as required by any government, including Federal, state or municipal or other divison or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof. The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers’ sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(b) The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and repair the Vessel whenever required during the Charter period and they shall pay all charges and expenses of every kind and nature whatsoever Incidental to their use and operation of the Vessel under this Charter, including any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.

Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel’s flag or any other applicable law.

(d) The Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners’ approval thereof. If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of the Charter.

(e) The Charterers shall have the use of all outfit, equipment and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment at their expense and risk but the Charterers shall remove such equipment at the end of the period if requested by the Owners.

Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

(f) The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once in every eighteen calendar months after delivery unless otherwise agreed in Box 18.

PART II

“BARECON 89” Standard Bareboat Charter

11.	Mortgage

*)	(b) The Vessel chartered under this Charter is financed by a mortgage according to the Deed(s) of Covenant annexed to this Charter and as stated in Box 26. By their counter-signature on the Deed(s) of Covenant, the Charterers undertake to have acquainted themselves with all terms, conditions and provisions of the said Deed(s) of Covenant. The Charterers undertake that they will comply with all such instructions or directions in regard to the employment, insurances, repairs and maintenance of the Vessel, etc., as laid down in the Deed(s) of Covenant or as may be directed from time to time during the currency of the Charter by the Mortgagee(s) in conformity with the Deed(s) of Covenant.

(c) The Owners warrant that they have not effected any mortgage(s) other than stated in Box 26 and that they will not effect any other mortgage(s) without the prior consent of the Charterers.

*)	(Optional, Clauses 11 (a) and 11 (b) are alternatives; indicate alternative agreed in Box 26).

12.	Insurance and Repairs

(a) During the Charter period the Vessel shall be kept insured by the Charterers at their expense against marine, war and Protection and Indemnity risks in such form and with such insurers as the Owners shall in writing approve, which approval shall not be unreasonably withheld. Such marine, war and P. and I. insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and mortgagees (if any), and the Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint. All insurance policies shall be in the joint names of the Owners and the Charterers as their interests may appear.

If the Charterers fail to arrange and keep any of the the insurances provided for under the provisions of sub-clause (a) above in the manner described therein, the Owners shall notify the Charterers whereupon the Charterers shall rectify the position within seven running days, failing which Owners shall have the right to withdraw the Vessel from the service of the Charterers without prejudice to any claim the Owners may otherwise have against the Charterers.

The Charterers shall, subject to the approval of the Owners and the Underwriters, effect all insured repairs and shall undertake settlement of all costs in connection with such repairs as well as insured charges, expenses and liabilities (reimbursement to be secured by the Charterers from the Underwriters) to the extent of coverage under the insurances herein provided for.

The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.

All time used for repairs including any deviation shall count as time on hire and shall form part of the Charter period.

(b) If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in Box 28 and Box 29, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.

(c) Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause (a) of Clause 12, all insurance payments for such loss shall be paid to the Mortgagee. If any, in the manner described in the Deed(s) of Covenant, who shall distribute the moneys between themselves, the Owners and the Charterers according to their respective interests. The Charterers undertake to notify the Owners and the Mortgagee, if any, of any occurrences in consequence of which the Vessel is likely to become a Total Loss as defined in this Clause.

(d) If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Charterers in accordance with sub-clause (a) of this Clause, this Charter shall terminate as of the date of such loss.

(e) The Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.

(f) For the purpose of insurance coverage against marine and war risks under the provisions of sub-clause (a) of this Clause, the value of the Vessel is the sum indicated in Box 27.

14.	Redelivery

The Charterers shall at the expiration of the Charter period redeliver the Vessel at a safe and ice-free port or place as indicated in Box 16. The Charterers shall give the Owners not less than 30 running days’ preliminary and not less than 14 days’ definite notice of expected date, range of ports of redelivery or port or place of redelivery. Any changes thereafter in Vessel’s position shall be notified immediately to the Owners.

Should the Vessel be ordered on a voyage by which the Charter period may be exceeded the Charterers to have the use of the Vessel to enable them to complete the voyage, provided it could be reasonably calculated that the voyage would allow redelivery about the time fixed for the termination of the Charter.

The Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.

The Vessel upon redelivery shall have her survey cycles up to date and class certificates valid for at least the number of months agreed in Box 12.

15.	Non-Lien and Indemnity

The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel.

The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter period a notice reading as follows:-

“This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever.”

The Charterers shall indemnify and hold the Owners harmless against any lien of whatsoever nature arising upon the Vessel during the Charter period while she is under the control of the Charterers, and against any claims against the Owners arising out of or in relation to the operation of the Vessel by the Charterers. Should the Vessel be arrested by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released and at their own expense put up bail to secure release of the Vessel.

16.	Lien

The Owners to have a lien upon all cargoes and sub-freights belonging to the Charterers and any Bill of Lading freight for all claims under this Charter, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.

17.	Salvage

All salvage and towage performed by the Vessel shall be for the Charterers’ benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

PART II

“BARECON 89” Standard Bareboat Charter

18.	Wreck Removal

In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnity the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

19.	General Average

General Average, if any, shall be adjusted according to the York-Antwerp Rules 1974 or any subsequent modification thereof current at the time of the casualty.

The Charter Hire not to contribute to General Average.

20.	Assignment and Sub-Demise

The Charterers shall not assign this Charter nor sub-demise the Vessel except with the prior consent in writing of the Owners and subject to such terms and conditions as the Owners shall approve.

23.	Requisition/Acquisition

(a) In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as “Requisition for Hire”) irrespective of the date during the Charter period when “Requisition for Hire” may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of “Requisition for Hire” any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter period or the period of the “Requisition for Hire” whichever be the shorter.

The Hire under this Charter shall be payable to the Owners from the same time as the Requisition Hire is payable to the Charterers.

(b) In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as “Compulsory Acquisition”), then, irrespective of the date during the Charter period when “Compulsory Acquisition” may occur, this Charter shall be deemed terminated as of the date of such “Compulsory Acquisition”. In such event Charter Hire to be considered as earned and to be paid up to the date and time of such “Compulsory Acquisition”.

24.	War

(a) The Vessel unless the consent of the Owners be first obtained not to be ordered nor continue to or remain in any place or on any voyage nor be used on any service which will bring or put her within a zone which is dangerous as the result of any actual or threatened act of war, war, hostilities, warlike operations, acts of piracy or of hostility or malicious damage against this or any other vessel or its cargo by any person, body or State whatsoever, revolution, civil war, civil commotion or the operation of international law, nor be exposed in any way to any risks or penalties whatsoever consequent upon the imposition of Sanctions, nor carry any goods that may in any way expose her to any risks of seizure, capture, penalties or any other interference of any kind whatsoever by the belligerent or fighting powers or parties or by any Government or Ruler.

(b) The Vessel to have liberty to comply with any orders or directions as to departure, arrival, routes, ports of call, stoppages, destination, delivery or in any other wise whatsoever given by the Government of the nation under whose flag the Vessel sails or any other Government or any person (or body) acting or purporting to act with the authority of such Government or by any committee or person having under the terms of the war risks insurance on the Vessel the right to give any such orders or directions.

-5-	For optional PART III, PART IV and PART V. see overleaf

“BARECON 89” Standard Bareboat Charter PART III PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY (Optional, only to apply it expressly agreed and stated in Box 35)	OPTIONAL PART

Specifications and Building Contract

(a) The Vessel shall be constructed in accordance with the Building Contract (hereafter called “the Building Contract”) as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter-signed as approved by the Charterers.

(b) No substantial change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers’ consent which shall not be unreasonably withheld or delayed.

(c) The Charterers shall have the right at their expense and so long as the contractor does not object to send their representative to the Builders’ Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.

(d) The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein provided nevertheless that the Charterers shall be bound to accept the Vessel from the Owners on the date of delivery by the Builders as having been completed and constructed in accordance with the Building Contract and the Charterers undertake that after having so accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel’s performance or specification or defects if any except that in respect of any repair or replacement of any defects which appear within the first 12 months from delivery the Owners shall use their best endeavours to recover any expenditure incurred in remedying such defects from the Builders, but shall only be liable to the Charterers to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers) provided that the Charterers shall be bound to accept such sums as the Owners are able to recover under this clause and shall make no claim upon the Owners for any difference between the amounts so recovered and the actual expenditure incurred on repairs or replacements or for any loss of time incurred thereby.

Time and Place of Delivery

(a) Subject to the Vessel having completed her acceptance trials including trials of cable handling equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery at the Builders’ Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. Notwithstanding the foregoing, the Charterers shall not be obliged to take delivery of the Vessel until she has been classed and documented as provided in this Charter and free for transfer to the flag she has to fly. Subject as aforesaid the Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery or otherwise howsoever.

(b) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.

(c) If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon

i)	if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or

ii)	if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) days require the Owners to use best endeavours to negotiate with the Builders as to the terms on which delivery should be taken and upon receipt of such notice the Owners shall commence and in good faith attempt to conclude such negotiations and/or take delivery of the Vessel from the Builders and deliver her to the Charterers: If the Owners are unable to negotiate terms acceptable to both Owners and Charterers, then either of them may, by notice in writing to the other, terminate this Charter with immediate effect.

The Owners shall refrain from exercising their rights of rejection until this process has been completed.

iii)	Notwithstanding anything else in this Clause, in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;

iv)	if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.

Guarantee Works

If not otherwise agreed, the Owners authorize the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.

Name of Vessel

Survey on Redelivery

The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of re-delivery.

Without prejudice to Clause 14 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred.

The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of Hire per day or pro rata.

Cableship in Building

Yard Number 1322

ADDITIONAL CLAUSES TO DEMISE CHARTERPARTY

Dated 24th September 1992

Between International Cableship Pte Ltd

and

Cable & Wireless (Marine) Ltd

Clause 27—Inventories and Consumable Oil and Stores.

A complete inventory of the Vessel’s entire equipment, outfit and appliances shall be supplied by the Owners, which shall be verified by the Charterers at their expense, upon delivery of the Vessel. Upon redelivery, Charterers and Owners shall together make an inventory of the Vessel’s equipment, outfit and appliances. Charterers shall make good any deficiencies at their expense.

Charterers and Owners together shall make an inventory of all bunkers, lubricating oil, water, unbroached provisions, paints, oils, ropes and other consumable stores on delivery and again on redelivery of the Vessel.

Clause 28—Name of Vessel

The Charterers shall be entitled to name the Vessel, subject to Owners’ consent which shall not be unreasonably withheld. The Vessel shall be painted in the colours, display the funnel insignia and fly the house flag as required by Charterers.

Clause 29—Hire

(a)	Hire Fees shall be as shown in Schedule 1. The Hire Fees in Schedule 1 shall remain fixed and firm unless the parties mutually agree otherwise, and in that case Schedule 1 shall be replaced by a replacement Schedule 1 which shall form an integral part of the Charter Agreement.

(b)	The Charterer shall pay the foregoing Hire Fees for each Financial Year (1st April to 31st March of the following year), in four equal quarterly instalments, the quarters beginning on the first days of April, July, October and January, payment being due sixty days after the start of the quarter to which the instalment applies. If the Vessel is chartered for only part of the Financial Year, then the Charterer shall pay a proportion of the annual Hire Fees equal to the proportion of the year the Vessel is chartered. The Owners shall be entitled to charge interest on all payments not received by the due date at a rate of 3% above the lending rate of the Development Bank of Singapore Limited from the date the payment became due until payment is received.

(c)	Charterers shall take delivery of the Vessel from the Builders’ Yard as provided in Part III hereof, and shall take the Vessel, with due despatch, to Manila. Hire Fees shall not be payable by the Charterers until the Vessel arrives at Manila. All costs of transit from the Builders’ Yard to Manila shall be paid in the first instance by Charterers, but Owners shall reimburse Charterers the cost of fuel, canal dues and an appropriate proportion of the costs of insurance. This reimbursement shall be offset by the Charterers against the first (and second if necessary) instalment of Hire Fees.

(d)	All payments to the Owners shall be made in accordance with the Owners’ instructions.

Clause 30—Charter Period

The Charter Period shall commence upon delivery of the Vessel to the Charterers at the Builders’ Yard and shall continue for a period ending, unless Charterers exercise their option to extend as set out below, on the twenty-fifth anniversary of the date upon which Hire Fees became payable under Clause 29(c) of this Charterparty. The Charterers shall have the option to extend this charter on a year to year basis, at an annual charter fee to be mutually agreed by Charterers and Owners.

Clause 31—Loss of Vessel

Should the Vessel become an actual, constructive, agreed or arranged total loss, hire shall cease to be payable from the time of such loss provided that (a) when the time of loss is unknown, Hire shall cease to be payable at noon on the day the Vessel is last heard of, or (b) in the case of constructive total loss, Hire shall cease to be payable at noon on the day when notice of abandonment is given. Any Hire paid in advance shall be adjusted accordingly.

Clause 32—Employment

The Vessel shall be employed between safe ports or berths always afloat. The Charterers shall procure that the Vessel shall be operated in conformity with IMO rules and regulations for the time being in force or any equivalent or applicable laws and regulations including those of the Vessel’s flag or places where the Vessel shall trade hereunder during the period of hire.

Clause 33—Arrest

(a)	Should the Vessel be at any time arrested, seized, detained or subjected to distress by reason of any act or omission of the Owners in relation to any mortgage, charge, encumbrance or lien upon the Vessel created or allowed by the Owners or by reason of any process, claim or lien of whatsoever nature arising out of the use or operation of any other vessel for the time being owned by, chartered to or operated by the Owners, the Owners shall as against the Charterers be responsible for securing the release of the Vessel and the discharge of all liabilities in connection with such process, claim or lien and Hire Fees shall not be paid during such periods. The Owners hereby agree to indemnify the Charterers against any other loss or damage, costs, claims or other expenses suffered or incurred by the Charterers in connection therewith.

(b)	Should the Vessel be at any time arrested, seized, detained or subjected to distress by reason of any act or omission of the Charterers in relation to any mortgage, charge, encumbrance or lien upon the Vessel created or allowed by the Charterers by reason of any process, claim or lien of whatsoever nature arising out of the use or operation of any other vessel for the time being owned by, chartered to or operated by the Charterers, the Charterers shall as against the Owners be responsible for securing the release of the Vessel and the discharge of all liabilities in connection with such process, claim or lien and the Charterers hereby agree to indemnify the Owners against any loss or damage, costs, claims or other expenses suffered or incurred by the Owners in connection therewith. Hire Fees shall continue to be paid during any such periods.

Clause 34—Withdrawal

If during the period of this Charter the Charterer shall fail to maintain insurance as herein provided, or convene any meeting of or make any arrangement or composition with its creditors or enter into any liquidation or receivership, The Owners may without prejudice to any other right or remedy and without notice to the Charterer terminate this Charter and withdraw the Vessel from service. No conduct of the Owners or their representatives shall constitute any waiver of Owners rights under this clause.

Clause 35—Mortgagee’s Interest

Nothing herein contained shall prejudice the rights of the Mortgagee to exercise its rights of Mortgage against the Vessel.

Clause 36—Law & Jurisdiction

This Charterparty shall by governed by and construed in accordance with the Laws of the Republic of Singapore, both as to substance and as to procedure, and all disputes hereunder shall be referred to the exclusive jurisdiction of the Courts of the Republic of Singapore.

Schedule 1

Demise Charterparty

Dated: 24th September 1992

ICPL HIRE FEE—(CWM)

Financial Year	ICPL Hire Fee
S$’000
1997/98	14,884
1998/99	15,479
1999/’00	16,098
2000/01	16,742
2001/02	17,412
2002/03	18,108
2003/04	18,832
2004/05	19,489
2005/06	19,489
2006/07	19,489
2007/08	19,489
2008/09	19,489
2009/10	19,489
2010/11	19,489
2011/12	19,489
2012/13	19,489
2013/14	19,489
2014/15	19,489
2015/16	19,489
2016/17	19,489
2017/18	19,489
2018/19	19,489
2019/20	19,489
2020/21	19,489
2021/22	19,489
2022/23	19,489